UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 2, 2020

Q2 HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36350	20-2706637
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13785 Research Blvd, Suite 150
Austin, Texas 78750
(Address of Principal Executive Offices, and Zip Code)

(512) 275-0072
Registrant's Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Securities registered pursuant to Section 12(b) of the Act:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	QTWO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)

On November 2, 2020, Jennifer Harris provided notice to Q2 Holdings, Inc. (the “Company”) of her resignation as Chief Financial Officer, effective November 9, 2020. Ms. Harris and the Company intend for her to remain employed with the Company in a non-officer capacity through March 2021 to assist with transitioning her Chief Financial Officer responsibilities to her successor.

(c)

On November 2, 2020, the Company’s board of directors appointed David J. Mehok as the Company’s Chief Financial Officer, effective November 9, 2020.

Mr. Mehok, age 49, served as Chief Financial Officer of Epicor Software Corporation, a provider of enterprise resources planning software, from January 2018 until its purchase by a private equity firm in October 2020. From January 2015 until January 2018, Mr. Mehok served as Chief Financial Officer of CLEAResult Consulting, Inc., a provider of energy efficiency and demand response solutions. From December 1996 until January 2015, Mr. Mehok served in a variety of finance roles with Dell, Inc., a computer and network infrastructure and services provider, including as Divisional Chief Financial Officer/Controller, U.S. Preferred Accounts, Dell Canada from April 2014 until January 2015, as Investor Relations Officer from February 2011 until April 2014, and from January 2009 until February 2011 in Dell’s Consumer Business Unit, leading financial planning and analysis, including an interim role as Chief Financial Officer, Dell Consumer. Mr. Mehok holds a B.S. in Accounting from Villanova University and an M.B.A. in Finance from the University of Texas at Austin.

In connection with his appointment as Chief Financial Officer, the Company entered into an Employment Agreement with Mr. Mehok (the “Employment Agreement”), which sets his base salary at $360,000 per year and his target incentive bonus at $180,000 per year (the “Incentive Bonus”). Mr. Mehok is entitled to a pro-rated portion of his 2020 target Incentive Bonus based on the number of days he is employed during 2020 and further subject to the Company’s attainment of performance measures under the Company’s 2020 bonus plan.

Pursuant to the Employment Agreement, Mr. Mehok is entitled to a grant of restricted stock units (“RSUs”) representing the right to receive shares of the Company’s common stock valued at $1,125,000 and a grant of market stock units (“MSUs”) representing the right to receive share of the Company’s common stock valued at $1,125,000. The number of shares underlying the RSUs and MSUs will be determined based on a 90-day average closing price of the Company’s common stock prior to the date of grant. The RSUs will vest annually in four equal installments beginning on the one-year anniversary of the RSU grant date, subject to Mr. Mehok’s continuous service to the Company through each vesting date. The MSUs will vest based on the Company’s total stockholder return (“TSR”) performance relative to the TSR performance of the Russell 2000 Index over a three-year performance period, with up to one-third of the aggregate number of shares underlying the MSUs eligible to be earned after the first and second years, respectively, and up to 200 percent of the aggregate number of shares underlying the MSUs eligible to be earned after the completion of the performance period (less any shares earned for years one and two), subject in each case to Mr. Mehok’s continuous service to the Company through each vesting date.

The Employment Agreement provides that if Mr. Mehok’s employment is terminated by the Company without cause (as defined in the Employment Agreement), he will be entitled to receive an amount equal to twelve months of his then-current base salary, subject to his delivery of a general release and waiver of claims against the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the text of the Employment Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Mr. Mehok was not selected as an executive officer pursuant to any arrangements or understandings with the Company or with any other person, there are no family relationships between Mr. Mehok and any director or executive officer of the Company required to be disclosed under Item 401(d) of Regulation S-K, and Mr. Mehok has no direct or indirect material interest in any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.
Item 8.01. Other Events.
On November 4, 2020, the Company issued a press release announcing the resignation of Ms. Harris and the appointment of Mr. Mehok, a copy of which is furnished herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated effective November 9, 2020, by and among Q2 Software, Inc. and David J. Mehok
99.1	Press release dated November 4, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2 HOLDINGS, INC.

November 4, 2020	/s/ Jennifer N. Harris Jennifer N. Harris Chief Financial Officer